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                                                                    Exhibit 99.1
                                 LOAN AGREEMENT

                                 --------------

     THIS AGREEMENT is made as of the 31st day of July, 2003, by and between FIRST ADVANTAGE CORPORATION, doing business in Florida as FIRST ADVANTAGE HOLDING, INC. (the "Borrower"), a Delaware corporation, and BANK OF AMERICA, N.A. (the "Bank").

                                    Recitals

                                    --------

     The Borrower wishes to obtain credit from the Bank on the terms and conditions set forth herein.

     NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

                                    ARTICLE I

                              BORROWING AND PAYMENT

                              ---------------------

     1.01  Revolving Line of Credit.

           (a) The Bank hereby establishes in favor of the Borrower a revolving line of credit (the "Line of Credit"). The Borrower shall be entitled to borrow, repay and reborrow funds under the Line of Credit in accordance with the terms hereof so long as the total principal amount owed to the Bank under the Line of Credit does not exceed $15,000,000.00 (or such lesser amount as is set forth herein) during the Revolving Period. The Bank's obligation to make advances hereunder shall terminate at the expiration of the Revolving Period.

           (b) The Borrower's indebtedness under the Line of Credit shall be evidenced by a promissory note (as amended, extended or renewed from time to time, the "Note") of even date herewith executed by the Borrower in favor of the Bank in the original principal amount of $15,000,000.00. The Note shall bear interest at the rate set forth therein and shall be payable as set forth therein.

           (c) The Bank shall make each advance under the Line of Credit upon written or telephonic notice from the Borrower to the Bank requesting an advance. The notice shall specify the date for which the advance is requested (which must be a Business Day) and the amount of the advance. The Bank must receive the notice prior to 12:00 noon (Eastern time) on the Business Day of the advance. Alternatively, the Borrower may request advances by drawing checks on a deposit account that is linked to the credit facility hereunder in accordance with disbursement arrangements that are mutually satisfactory to the parties. The Bank will make each requested advance available to the Borrower not later than the close of business on the Business Day of the request by crediting the Borrower's account maintained with the Bank in the amount of the advance if as of such time:
     (i) the Bank's obligation to make advances hereunder has not terminated or expired; (ii) a Default or Event of Default has not occurred; and (iii) all conditions to the advance set forth herein or in any other Loan

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     Documents have been satisfied. The Bank may rely upon any written or telephonic notice given by any person that the Bank in good faith believes is an authorized representative of the Borrower without the necessity of any independent investigation. If any telephonic notice conflicts with a written confirmation, the telephonic notice shall govern if the Bank has acted in reliance thereon.

           (d) For purposes hereof, the term "Revolving Period" shall mean a period commencing on the date hereof and terminating on July 31, 2005.

     1.02  Borrowing Limitations.

           (a) Notwithstanding any contrary provisions contained herein, the outstanding principal balance under the Note shall not at any time exceed the lesser of: (i) $15,000,000.00; or (ii) the Borrowing Base (as defined herein) then in effect.

           (b) For purposes hereof, the "Borrowing Base" shall mean 80% of the face amount of Eligible Receivables. For purposes hereof, "Eligible Receivables" shall mean all trade generated accounts receivable then outstanding for services and for goods, merchandise and other items of tangible Property (collectively, "Products") sold in the ordinary course of business by the Borrower or any Included Subsidiary. Eligible Receivables shall not in any event include any account receivable if or with respect to which: (aa) the account is outstanding: (i) 60 days or more after the due date; or (ii) 90 days past the invoice date; (bb) the account receivable is owed by a customer who is 60 days or more past the due date on 25% or more of its obligations owed to the Borrower or any Included Subsidiary (in which event all receivables owed by the customer to the Borrower or such Included Subsidiary shall be deemed ineligible); (cc) the obligor under the receivable is also a creditor or supplier of the Borrower or any Included Subsidiary or is otherwise subject to potential offset (in which case the amount of the receivable shall be reduced, for eligibility purposes, by the amount owed by the Borrower or such Included Subsidiary to such obligor);
     (dd) the customer and its Affiliates account for more than 20% of all of the accounts receivable of the Borrower or any Included Subsidiary then outstanding on an aggregate basis (in which case the amount in excess of the applicable percentage shall be deemed ineligible); (ee) the customer is located outside the continental United States unless the sale is on letter of credit, guaranty or other terms reasonably satisfactory in each case to the Bank; (ff) the customer is an officer, director, employee, shareholder or other Affiliate of the Borrower or any Included Subsidiary; (gg) the customer or account debtor is any United States federal governmental authority, department or agency; (hh) the account receivable represents interest or finance charges assessed to an account debtor; (ii) the account receivable is owed under or with respect to an invoice issued with cash or C.O.D. terms; (jj) an invoice has not been issued; (kk) delivery of the Products or performance of the services has not been completed; (ll) the invoice is conditional or restricts collection rights or assignments in any respect; (mm) the invoice permits payment: (i) more than 30 days after the invoice date (except, however, that the Bank may in its discretion permit extended terms sales to be included in Eligible Receivables in such amount as the Bank in its discretion may from time to time approve); (ii)

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     in any currency other than United States Dollars; or (iii) at any location outside the United States; (nn) the obligation to pay is evidenced by chattel paper or any note or other instrument (unless duly endorsed and delivered to the Bank); (oo) the Products or services have been rejected, returned or disputed in any way, whether in whole or in part, in which event the receivable shall be ineligible to the extent of such rejection, return or dispute; (pp) the customer has attempted to renegotiate the invoiced price or asserted any right of reduction, set-off, recoupment, counterclaim or defense (to the extent of the amount of such attempted renegotiation or asserted right of reduction, set-off, recoupment, counterclaim or defense); (qq) the Bank does not have a perfected first priority security interest in the receivable; (rr) the invoice or corresponding account receivable is the subject of any financing statement, Lien or other encumbrance other than in favor of the Bank that are subordinate to the Bank's Lines and other than Permitted Liens; or (ss) the customer has commenced any bankruptcy or insolvency proceeding or the Bank otherwise reasonably determines that the customer is not paying such customers bills as they become due.

           (c) The Bank has the right to deem any receivable as ineligible for lending purposes if such receivable is not adequately documented by the books and records of the Borrower or the Included Subsidiary, as applicable. If at any time the outstanding principal balance under the Note exceeds the Borrowing Base then in effect, the Borrower shall, not later than the next Business Day, repay the Line of Credit in the amount of such excess. The Borrower authorizes the Bank to charge any deposit account of the Borrower (other than accounts maintained by the Borrower with the Bank solely for payroll purposes and identified to the Bank as such) with the Bank for the amount of any such excess, provided that such charge to the account does not result in a negative balance in such account. The Borrower shall not be entitled to obtain any advance under the Revolving Note or other credit hereunder if the advance or credit would result in a violation of the lending limits set forth herein. The Borrower shall deliver a borrowing base certificate to the Bank demonstrating compliance with the lending limits set forth herein (together with attachments with supporting documentation including inventory schedules and accounts receivable agings): (i) on a monthly basis (not later than 15 Business Days after the end of each calendar month); and (ii) at such other times as the Bank in its discretion may request.

           (d) The Borrower acknowledges that the Borrowing Base may be monitored by the Bank or the Bank's asset based lending group (the "ABL Group"). The Borrower shall: (i) fully cooperate with the Bank and the ABL Group in connection with any exam, audit or review of the receivables or inventory of the Borrower and the Included Subsidiairies, provided, however, that the Bank agrees to use its reasonable efforts to minimize disruption of the business of the Borrower and its Subsidiaries during any such exam, audit or review; (ii) instruct and permit the Bank and the ABL Group to have such access to the books, records and premises of the Borrower and the Included Subsidiaries as the Bank or the ABL Group may reasonably require in connection with any such exam, audit or review; and
     (iii) provided that the Bank, in its sole but reasonable discretion, based upon the Bank's review of the Borrower's inventory and aging schedules or the Bank's field exams, the Bank reasonably believes that the Borrower has not provided materially accurate and materially

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     complete information with respect to any customers or vendors, instruct and permit such customers and vendors to provide such information to the Bank and the ABL Group as the Bank or the ABL Group may require in connection with any such exam, audit or review (and the Borrower hereby consents to any inquiries that the Bank or the ABL Group may make of such customers and vendors in connection with any such exam, audit or inquiry). The Borrower acknowledges that, unless as Event of Default has occurred and is continuing, the ABL Group intends to conduct field exams on an annual basis to ensure compliance with the Borrowing Base requirements, provided that the ABL Group may, in its discretion, adjust the frequency of such examinations, provided, however, that unless an Event of Default shall have occurred and be continuing, such examinations shall not be conducted more frequently than on quarterly basis. The Borrower shall pay such reasonable and documented fees as the Bank may from time to time assess for examinations conducted by the ABL Group.

     1.03 Loan Documents. The Obligations (the "Obligations") now or hereafter evidenced by the Note shall: (a) be secured by a first priority lien pursuant to the security agreement (as amended or restated from time to time, the "Borrower Security Agreement") of even date herewith executed by the Borrower in favor of the Bank covering the Borrower's accounts receivable and other assets described therein; and (b) be secured by a first priority lien pursuant to such security agreements (collectively, as amended or restated from time to time, the "Subsidiary Security Agreements"), executed by each domestic Subsidiary in favor of the Bank covering the assets described therein. The Borrower and each Subsidiary shall execute and deliver such financing statements and other documents as the Bank may reasonably request to perfect and continue perfection of the Bank's liens.

     1.04  Facility Fees.

           (a) The Borrower shall pay the Bank a non-refundable closing fee of $37,500.00 on the date hereof.

           (b) The Borrower shall pay the Bank a fee equal to the 0.25% per annum (calculated on the basis of a 365/366 day year) of the daily average unused: (i) from the date hereof through January 31, 2004, the unused amount of the Borrowing Base(as defined herein); and (ii) from and after January 31, 2004, the unused amount of the Line of Credit. For purposes of this subparagraph, the unused amount of the Line of Credit shall be calculated without giving effect to any borrowing base limitations. The Borrower shall pay the fee: (i) quarterly in arrears within 15 days after each fiscal quarter end (commencing on October 15, 2003), the amount of such fee to be on a pro rata basis for each such calendar quarter; and (ii) on the termination or expiration of the Line of Credit for the pro rate portion of such fee for the quarter in which the Line of Credit terminates or expires.

     1.05  Interpretation.

           (a) Certain terms used herein shall have the meanings ascribed thereto in Appendix I attached hereto.

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           (b) The definitions set forth in Appendix I attached hereto are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein" and "hereunder" when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

           (c) The Borrower shall cause its Subsidiaries to comply with all covenants and agreements imposed upon the Subsidiaries herein. Each provision set forth herein obligating (or purportedly obligating) any Subsidiary to take, or refrain from taking, any action shall obligate the Borrower to cause such Subsidiary to take, or refrain from taking, such action.

                                   ARTICLE II

                                   CONDITIONS

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     2.01  Conditions to Initial Advance. The obligation of the Bank to make an initial extension of credit hereunder is subject, without limitation, to satisfaction of the following conditions precedent:

           (a) The Bank shall have received on or before the date hereof and the date of such extension of credit in form reasonably satisfactory to it: (i) the duly executed Loan Documents; (ii) such evidence of corporate authorization from the Borrower and each Subsidiary as the Bank may reasonably require; (iii) good standing certificates indicating that the Borrower and each Subsidiary are in good standing in their respective states of incorporation and in any other states where they are required to qualify to do business (except where the failure to be so qualified would not have a Material Adverse Effect); and (iv) certified articles of incorporation, bylaws or other applicable organizational documents of the Borrower and each Subsidiary.

           (b) The Bank shall have received on or before the date hereof from attorneys for the Borrower reasonably acceptable to the Bank, an opinion addressed to the Bank in form attached hereto as Appendix 1.

           (c) The Borrower shall have provided evidence satisfactory to the Bank that the Borrower's balance sheet as of the date of the initial extension of credit hereunder will not differ in any material adverse respect from the pro forma balance sheet dated March 31, 2003, provided by the Borrower to the Bank.

     2.02 Conditions to Advances. The obligation of the Bank to make any advances hereunder or under the Note is subject, without limitation, to satisfaction of the following additional conditions precedent:

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           (a) The representations and warranties of the Borrower and each
     Subsidiary set forth in this Agreement and in the Loan Documents shall be true and correct in all material respects on and as of the date of each such advance or extension of credit.

           (b) On the date of each such advance or extension of credit, the Borrower shall be in compliance with all the material terms and provisions set forth in this Agreement on its part to be observed or performed, and no Default or Event of Default shall be continuing hereunder.

     2.03 Other Documents. The Bank shall have received on or before the date hereof or the date of any advance or credit extension hereunder such other documents or items as the Bank may reasonably request.

                                   ARTICLE III

                              AFFIRMATIVE COVENANTS

                              ---------------------

     3.01 Financial Statements. The Borrower will deliver to the Bank the following:

           (a) Within forty-five (45) days after the end of each quarter of the Borrower's fiscal year (other than the last quarter of each fiscal year), a balance sheet, income statement and statement of cash flows for the Borrower and its Subsidiaries on a consolidated and consolidating basis (except for statements of cash flows which will be on a consolidated basis only) as of the end of and for such period in reasonable detail certified by the chief financial officer or other senior financial officer of the Borrower.

           (b) Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, a balance sheet, income statement and statement of cash flows for the Borrower and its Subsidiaries on a consolidated and consolidating basis (except for statement of cash flows which shall be on a consolidated basis only) as of the end of and for such period in reasonable detail and such consolidated balance sheet, income statement and statement of cash flows for the Borrower and its Subsidiaries shall be audited and certified.

           (c) Within fifteen (15) business days after the end of each month, an accounts receivable aging schedules for the Borrower and each Subsidiary as of the end of such month certified as to accuracy to the Bank by the chief financial officer or other senior financial officer of the Borrower.

           (d) Promptly upon receipt thereof, copies of all management letters submitted to the Borrower by independent certified public accountants in connection with each annual or interim audit of the books of the Borrower by such accountants.

           (e) With each delivery required under subparagraphs (a) and (b) above, a compliance certificate, in form acceptable to the Bank, executed by the chief financial officer

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     or other senior financial officer of the Borrower demonstrating compliance with the financial covenants set forth in the Loan Documents.

           (f) Not later than three Business Days after the Borrower becomes aware of the occurrence of any Default or Event of Default, a notice thereof, specifying the nature thereof.

           (g) Not later than three Business Days of becoming available, a copy of all: (i) reports, registration statements and other materials publicly filed by the Borrower or any subsidiary with the Securities and Exchange Commission; (ii) offering circulars made in connection with any distribution or sale of the Borrower's securities in connection with any capital raising activity; and (iii) notices, proxy statements and other materials mailed or distributed to the Borrower's shareholders.

           (h) Such other material information as the Bank may from time to time reasonably request.

     3.02 Financial Information. All financial information submitted by the Borrower or any Subsidiary hereunder shall be prepared in accordance with GAAP as in effect from time to time. The Borrower and its Included Subsidiaries will maintain books of account in accordance with GAAP.

     3.03 Taxes and Other Charges. The Borrower and its Subsidiaries, as applicable, will pay and discharge or cause to be paid and discharged all taxes, charges, liabilities or claims of any type at any time assessed against or incurred by the Borrower or any Subsidiary, or that could become a lien against the Borrower or such Subsidiary or any of their properties if not paid when due. Nothing in this subsection shall require the payment of any such sum if the Borrower or such Subsidiary, as applicable, by appropriate proceedings contests the same in good faith and so long as the Borrower or such Subsidiary, as the case may be, maintains adequate reserves therefor.

     3.04 Insurance. The Borrower and its Subsidiaries will maintain adequate insurance with responsible insurers with coverage normally obtained by businesses similar to that of the Borrower or its Subsidiaries, but covering at least: (i) damage to physical property from fire and other hazards for the full insurable value of such property; (ii) liability on account of injury to persons; and (iii) insurance against theft, forgery or embezzlement or other illegal acts of officers or employees in reasonable amounts. The Borrower and its Subsidiaries shall in all events maintain insurance on Collateral to the extent required by the Collateral Documents. If requested by the Bank, the Borrower will provide the Bank, within ninety (90) days after the end of each fiscal year, a certificate of the Borrower specifying the types and amounts of insurance in force and the insurers of each risk covered by such insurance.

     3.05 Maintenance of Corporate Existence. Except as otherwise permitted herein, the Borrower and its Subsidiaries will do or cause to be done all things necessary to preserve and keep in full force and effect their existence, material franchises, material rights and material privileges as corporations under the laws of their states of incorporation and any other jurisdiction where the conduct of their business or the ownership of their properties would require them to be qualified to

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do business (except where the failure to be so qualified would not have a
Material Adverse Effect). Notwithstanding the foregoing: (i) Subsidiaries that are not Included Subsidiaries may merge into other wholly owned Subsidiaries of the Borrower that are not Included Subsidiaries; (ii) Included Subsidiaries may merge into the Borrower or into other Included Subsidiaries provided that notice is provided to the Bank of such merger; and (iii) a Subsidiary may merge into an Included Subsidiary or the Borrower provided that such Included Subsidiary or the Borrower, as the case may be is the surviving entity, provided that the Bank is provided notice of such merger, and such merger does not result in a Default or Event of Default hereunder.

     3.06 Use of Proceeds. The funds borrowed under the Note shall be used for working capital purposes, for Permitted Acquisitions and for such other purposes as the Bank may approve from time to time.

     3.07 Notice of Litigation. Not later than five (5) Business Days after the commencement thereof, the Borrower shall furnish the Bank notice of all material actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary with respect to which an adverse determination against the Borrower or such Subsidiary could have a Material Adverse Effect.

     3.08 Maintenance of Properties. The Borrower and each Subsidiary shall maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

     3.09 ERISA. The Borrower and each Subsidiary shall promptly pay and discharge all obligations and liabilities arising under ERISA of a character that if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. The Borrower and each Subsidiary shall notify the Bank within five Business Days of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan;
(b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor; (c) its intention to terminate or withdraw from any Plan; and (d) the occurrence of any event with respect to any Plan that would result in the incurrence by the Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower or any Subsidiary with respect to any Plan or any post-retirement Welfare Plan benefit.

     3.10 Other Events. The Borrower shall promptly notify the Bank of any material default under or violation of any material agreement, law or regulation to which the Borrower or any Subsidiary is a party or by which it is bound, if such default or violation could result in a Material Adverse Effect. The Borrower and its Subsidiaries shall promptly perform all of their material obligations under any material agreements to which any of them is a party, and each of them shall use its best efforts to ensure compliance by other parties in all material respects with such agreements.

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     3.11 Compliance with Laws. The Borrower and its Subsidiaries shall comply in all material respects at all times with all statutes, regulations, orders and judgments to which they, or any of them, are subject, the non-compliance with which could result in a Material Adverse Effect.

     3.12 Access. The Bank (by any of its officers, employees or agents) shall have the right, exercisable as frequently as the Bank reasonably determines to be appropriate, to inspect and make extracts from all of the records, files and books of account of the Borrower or its Subsidiaries, provided that, in exercising its rights under this Section, the Bank shall use reasonable efforts to minimize the disruption to the business of the Borrower and its Subsidiaries. All reasonable and documented costs, fees and expenses incurred by the Bank, or for which the Bank has become obligated, in connection with any such inspection or verification shall be payable by the Borrower to the Bank.

     3.13 Deposits. The Borrower shall maintain substantially all of its deposit accounts with the Bank.

     3.14 Further Assurances. If at any time counsel for the Bank is of the reasonable opinion that any portion of the Obligations is not secured by a first priority Lien on the Collateral, subject only to Permitted Liens and to any other exceptions described herein or in the Collateral Documents, and has so advised the Bank in writing, then the Borrower and the Subsidiaries shall, after written notice of such opinion from the Bank, do all things and matters necessary to assure to the reasonable satisfaction of counsel for the Bank that the Obligations are secured or will be secured as contemplated by this Agreement and the Collateral Documents.

                                   ARTICLE IV

                               NEGATIVE COVENANTS

                               ------------------

     4.01 Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of the assets of the Borrower or any Subsidiary now or hereafter owned, or enter into or suffer to exist any conditional sales contracts or other title retention agreements except for Permitted Liens. For purposes hereof, "Permitted Liens" shall mean:

           (a) Liens in favor of the Bank;

           (b) Liens on equipment to secure indebtedness permitted hereunder to finance the acquisition thereof;

           (d) the Lien of ad valorem and other taxes and assessments not yet due and payable;

           (e) Liens (other than Liens under ERISA) arising out of pledges, deposits, or other amounts owed under worker's compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation, or to secure

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     payment of premiums for insurance purchased in the usual course of operations or in connection with self-insurance or to secure the performance of bids, tenders or trade contracts incurred in the ordinary course of operations and not in connection with the borrowing of money;

           (f) deposits for indemnity bonds and other bonds required in the ordinary course of the Borrower's or any Subsidiary's business, and not in connection with borrowed money;

           (g) inchoate materialmen's, suppliers', operators', mechanics', workmen's, repairmen's, employees', carriers', warehousemen's or attorneys' Liens or other like statutory Liens arising in the ordinary course of business and securing obligations (i) that are not delinquent or (ii) the amounts or validity of which are being contested in good faith as to which the Borrower has established appropriate funded reserves to the extent required by GAAP;

           (h) deposits made by the Borrower or any Subsidiary in the ordinary course of business;

           (i) Liens of financial institutions arising in the ordinary process of collection of instruments;

           (j) statutory landlord's Liens, and contractual landlord's Liens created prior to this date (or in the case of any Subsidiary acquired pursuant to a Permitted Acquisition, prior to the date of such acquisition) provided that amounts secured thereby are not past due by more than 30 days.

           (k) Liens filed by owners of leased equipment whose lien shall be limited to such leased equipment and no other assets of the Borrower;

           (l) Liens in existence at the time any Subsidiary is acquired; and

           (m) Pledge of stock in acquired companies to the seller of such Company.

     4.02  Obligations.

           (a) Neither the Borrower nor any Subsidiary is or will become directly or indirectly obligated in any way for any Debt or other obligations for borrowed money except for Permitted Obligations without the prior written consent of the Bank. For purposes hereof, "Permitted Obligations" shall mean:

                (i) any and all obligations now or hereafter owed by the Borrower or any Subsidiary to the Bank;

                (ii) customer deposits in the ordinary course of business;

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                (iii) obligations listed on Exhibit "A" hereto;

                (iv) obligations under Letters of Credit necessary to support the Borrower's worker's compensation, employment insurance, and social security obligations;

                (v) indebtedness subordinated to the Bank's rights pursuant to subordination agreements reasonably satisfactory to the Bank;

                (vi) inter-company indebtedness;

                (vii) leases of real property;

                (viii) debt of acquired companies or incurred in connection with acquiring such companies not to exceed an aggregate total indebtedness of $3,000,000 for each such acquired company; and

                (ix) operating leases and equipment leases.

           (b) Notwithstanding the foregoing subparagraph (a), the Borrower and its Subsidiaries shall be entitled to enter into and maintain Capital Leases and purchase money indebtedness, in addition to existing amounts permitted under the foregoing subparagraph (a), for so long as the aggregate rentals and other amounts payable by the Borrower or such Subsidiaries, on an aggregate outstanding basis, under all such obligations will not exceed twenty-five percent (25.0%) of the face amount of the Line of Credit or such greater amount as the Bank may approve in writing.

           (c) Neither the Borrower nor the Subsidiaries shall: (i) purchase any Debt or other obligations for borrowed money (other than Debt or other obligations which are Permitted Obligations) or guarantee any obligations of any other Person (except that each of the Borrower and the Subsidiaries shall be entitled to guaranty any Permitted Obligations, together with other obligations permitted in subparagraph (b) above, of the Borrower or any other Subsidiary); (ii) enter into any credit support, financial maintenance, credit enhancement or similar arrangement in favor of any Person; (iii) enter into any other transaction that is intended to assure performance of the obligations of any other Person; or (iv) subordinate any claim or demand that it may have to any claim or demand of any other Person (other than the Bank).

           (d) The Borrower shall not enter into any agreement, other than the Loan Documents, prohibiting the creation or assumption of any Lien upon its Property.

           (e) Neither the Borrower nor any Subsidiary will enter into any Hedge Agreement without the Bank's prior written consent. For purposes hereof, the term "Hedge Agreement" means each agreement between the Borrower or any Subsidiary and any other party that provides for an interest rate or commodity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross-currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging the Borrower's or any Subsidiary's exposure to fluctuations in interest rates, currency valuations or commodity prices.

     4.03 Merger; Consolidation; Sale of Substantial Assets. Neither the Borrower nor any Subsidiary will, except as permitted by Section 3.05 hereof, without the Bank's prior written consent, which will not be withheld unreasonably: (a) merge into, consolidate with, or sell or transfer all or a substantial part of its assets to, any other Person (except for mergers, consolidations with, or sales or transfers from Subsidiaries that are not Included Subsidiaries with any other Subsidiary that is not an Included Subsidiary; (b) sell or transfer any stock or equity interest in any Included Subsidiary to any other Person (except for transfers to the Borrower or any other wholly owned Included Subsidiary); (c) take any action that would reduce the ownership or voting interest of the Borrower and its Subsidiaries in any Subsidiary; or (d) pledge or encumber any stock of any Subsidiary (except for pledges in favor of the Bank).

     4.04  Loans, Investments and Acquisitions.

           (a) Neither the Borrower nor any Subsidiary will purchase any stock, securities or evidence of indebtedness, or make or permit to exist any loans or advances to, or make any investment or acquire any interest in, any other Person (except, however, that the Borrower shall be entitled to make Permitted Acquisitions in accordance with the terms hereof). Neither the Borrower nor any Subsidiary shall, without the Bank's prior written consent, enter into partnership or joint venture agreements with any other Person. Notwithstanding the foregoing: (i) the Borrower shall be entitled to extend credit and make advances to majority owned Subsidiaries; (ii) the Borrower may extend credit and make advances in the ordinary course of business, in addition to credit and advances permitted under the foregoing subparagraph; and (iii) the Borrower and its Subsidiaries may invest in Eligible Securities. For purposes hereof, "Eligible Securities" shall mean:
     (i) direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute the full faith and credit of the United States of America so long as all such obligations mature within one year of the date of issuance thereof; (ii) commercial paper rated P-1 or better by Moody's and maturing within one year of the date of issuance thereof; (iii) certificates of deposit issued by the Bank; and (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in the foregoing clause (i) entered into with a United States commercial bank having capital and surplus of not less than $100,000,000. Notwithstanding anything to the contrary in this Section 4.04(a), the limitations of this Section 4.04(a) shall not be applicable in connection with the Borrower's formation and funding of a newly created Subsidiary for the purposes of consummating a Permitted Acquisition in accordance with the terms of this Agreement.

           (b) The Borrower shall be entitled to acquire businesses through stock acquisitions, asset purchases or mergers upon satisfaction of the following conditions:

                (i) Each such acquisition shall be made on arms length terms. The Borrower, after consummation of the acquisition, own and control a majority of the outstanding equity and voting rights in any Person acquired by the Borrower or any such Subsidiary in connection with the acquisition.

                (ii) The Person acquired, or the business acquired, must be in the same or a related line of business as the Borrower and its Subsidiaries.

                (iii) The Borrower shall have given the Bank notice of such acquisition within three (3) business days from the date of public notice of such acquisition. Such notice may include a copy of the press release, but shall, at a minimum, include the name of the business to be acquired and the date of the press release.

                (iv) The acquisition will not result in a Default or an Event of Default hereunder. In addition, the acquisition will not result in a default under the financial and other covenants hereunder: (aa) at the time such acquisition is consummated after giving effect to such acquisition; and (bb) on a projected basis based upon reasonable projections after giving effect to such acquisition. In addition, the acquisition will not result in a default or event of default under any collateral Document to which any Subsidiary is a party.

                (v) Such acquired party shall execute a security agreement in form similar to the Subsidiary Security Agreement, if applicable.

           (c) Neither the Borrower nor any Subsidiary shall form or create any new Subsidiary on or after the date hereof except for the sole purpose of consummating a Permitted Acquisition in accordance with the terms of this Agreement.

     4.05 Nature of Business. Neither the Borrower nor any Subsidiary will engage in any business if, as a result, the general nature of the business in which it would then be engaged would be substantially changed from the general nature of the business engaged in by it on the date of this Agreement.

     4.06 Sale or Pledge of Property. Neither the Borrower nor any Subsidiary will sell, lease or otherwise dispose of or transfer any of its interests in any accounts receivable.

     4.07 Pension Plan Funding Deficiency. Neither the Borrower nor any Subsidiary shall incur or suffer to exist any material accumulated funding deficiency within the meaning of the ERISA or incur any material liability to the PBGC (or any successor) established thereunder in connection with any Plan.

     4.08 Transactions with Affiliates. Except as set forth on Exhibit "B" hereto, the Borrower and its Subsidiaries shall not directly or indirectly enter into any transaction with any Affiliate other than in the ordinary course and pursuant to the reasonable business requirements of the Borrower or such Subsidiaries. Any such transaction shall be upon fair and reasonable terms and provisions no less favorable to the Borrower or any such Subsidiary than it could have obtained in a comparable arm's-length transaction with a Person who is not an Affiliate of the Borrower or such Subsidiary.

     4.09 Sale and Leaseback. Neither the Borrower nor any Subsidiary will enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of Property that has been sold or is to be sold or transferred by the Borrower or any of the Subsidiaries to such Person.

     4.10 Fiscal Year. Neither the Borrower nor any Subsidiary shall change its fiscal year from the fiscal year currently used by such entity.

     4.11 Financial Covenants. The Borrower and its Subsidiaries shall comply at all times with the following financial covenants. All accounting terms not specifically defined herein shall be construed in accordance with GAAP in effect from time to time. All financial covenants set forth herein shall be calculated on a consolidated basis for the Borrower and its Included Subsidiaries.

           (a) The Borrower shall maintain on a consolidated basis a ratio (the "Funded Debt Ratio") of Funded Debt to EBITDA not exceeding 2.5:1.0. "Funded Debt" means all outstanding liabilities for borrowed money and other interest-bearing liabilities, of the Borrower and its Subsidiaires, on a combined basis, including current and long-term debt, less the non-current portion of Subordinated Liabilities (as defined herein). For the purposes hereof, "EBITDA" means, with reference to any period, net income for the Borrower and the Subsidiaries, on a combined basis, for the period plus, less income or plus losses from discontinued operations and less extraordinary items of the Borrower and the Subsidiaries, on a combined basis, plus all of the following of the Borrower and the Subsidiaires, on a combined basis: (a) income taxes, (b) interest expense,
     (c) depreciation, (d) depletion, (e) amortization and (f) other non-cash charges. This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements from Borrower, commencing with the financial reports due for the quarter ending September 30, 2003, using the results of the twelve-month period ending with that reporting period (or such shorter period if the Borrower has not been in existence for twelve months as of the date of such calculation). The Borrower's Funded Debt shall be prorated from the date hereof through December 31, 2003.

           (b) The Borrower shall maintain, on a consolidated basis, a Debt Service Coverage Ratio of at least 1.5 to 1. "Debt Service Coverage Ratio" means the ratio of Cash Flow of the Borrower and its Subsidiaries, on a combined basis, to the sum of the following for the Borrower and the Subsidiaires, on a combined basis: (i) the current portion of long term debt; (ii) the current portion of capitalized lease obligations; and (iii) interest expense on all obligations. "Cash Flow" is defined as (a) net income after income tax of the Borrower and its Subsidiaries, on a combined basis, (b) less income or plus loss from discontinued operations and extraordinary items of the Borrower and its Subsidiaries on a combined basis (including, without limitation, any distributions or advances to First American Corporation), (c) plus depreciation, depletion, amortization and other non-cash charges of the Borrower and its Subsidiaries, on a combined basis, (d) plus interest expense on all obligations of the Borrower and its Subsidiaries, on a combined basis, and (e) minus dividends, withdrawals, and other distributions by the Borrower and its Subsidiaries, on a combined basis. This ratio will be calculated at the end of each reporting period for which Lender requires financial statements from Borrower, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the date 12 months (or such shorter period if the Borrower has not been in existence for twelve months as of the date of such calculation) prior to the date of the current financial statement.

                                    ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

                         ------------------------------

     The Borrower represents and warrants, and so long as this Agreement is in effect or any part of the Obligations remains unpaid, shall continue to represent and warrant at all times, that:

     5.01 The Borrower and Subsidiaries. The Borrower and the Subsidiaries are duly organized or incorporated and validly existing under and by virtue of their respective states of existence. Each is duly licensed and qualified in all other states and jurisdictions wherein the nature of the business transacted by it or the ownership of its properties makes such licensing or qualification as a foreign corporation necessary, if any, except where the failure to be so qualified would not have a Material Adverse Effect. Each of the Borrower and its
Subsidiaries: (a) holds in full force and effect all material permits, licenses and franchises necessary for it to carry out its operations in conformity with all applicable laws and regulations; and (b) has full and adequate power to own its Property and conduct its business as now conducted.

     5.02 Authorization, Conflicts and Validity. The execution and delivery of this Agreement and each of the other Loan Documents to which the Borrower is or will be a party and the performance by the Borrower of all of its obligations thereunder: (a) have been duly authorized by all requisite corporate action; (b) will not violate or be in conflict with (i) any material provision of applicable law (including, without limitation, any applicable usury or similar law); (ii) any material order, rule or regulation of any court or other governmental authority; (iii) any material provision of its certificate of incorporation or bylaws, including any amendments thereto, or any resolution with continuing effect adopted by its Board of Directors or shareholders; or (iv) any material provision of any shareholders' agreement or trust respecting securities of its issue or related rights; (c) will not violate, be in conflict with, result in a breach of or constitute a default (with or without the giving of notice or the passage of time or both) under any material instrument, indenture, agreement or other obligation to which it is a party or by which it or any of its assets and properties is or may be bound or subject; and (d) except as specifically contemplated by this Agreement or any other Loan Documents, will not result in the creation or imposition of any Lien, charge or encumbrance of any nature upon any of its assets and properties. The Loan Documents to which the Borrower is or will be a party when executed and delivered will be legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms and provisions.

     5.03 Consents. No consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person (including, without limitation, the shareholders of the Borrower) is required as a condition precedent, concurrent or subsequent to or in connection with the due and valid execution, delivery and performance by the Borrower of this Agreement or any other Loan Document to which it is or will be a party, or the legality, validity, binding effect or enforceability of any of the respective representations, warranties, covenants and other terms and provisions thereof, which has not been obtained prior to the date hereof. Each franchise, license, certificate, authorization, approval or consent from any governmental authority material to the present conduct of the business and operations of the Borrower or its Subsidiaries, or required for the acquisition, ownership, improvement, operation or maintenance by it of any material portion of the assets and properties it now owns, operates or maintains, has been obtained and validly granted, is in full force and effect and constitutes valid and sufficient authorization therefor.

     5.04 Legal or Administrative Proceedings. There are no material actions, suits, investigations or proceedings by any Person pending or to the best knowledge of the Borrower threatened against the Borrower or any Subsidiary or to which they are a party involving the possibility of any judgment or liability not fully covered by insurance or by adequate reserves set up on the books of the Borrower or the Subsidiaries.

     5.05 Trademarks, Franchises and Licenses. The Borrower and its Subsidiaries own, possess or have the right to use all necessary patents, licenses, software, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

     5.06 Corporate Restrictions. Neither the Borrower nor any Subsidiary is a party to any contract or subject to any charter or other corporate restriction that would materially and adversely affect its property or business, or its ability to perform its obligations under the Loan Documents.

     5.07 Taxes. The Borrower and the Subsidiaries have filed all federal and state tax returns that are required to be filed, and have paid all taxes as shown on the returns and on all assessments received by them to the extent that the taxes have become due. Proper and accurate amounts have been withheld by the Borrower and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies.

     5.08 Default. There exists as of the date hereof no Default or Event of Default.

     5.09 Other Representations. All warranties and representations of the Borrower or any of the Subsidiaries contained in any of the Loan Documents are true and accurate in all material respects.

     5.10 Subsidiaries. As of the date hereof, the Borrower owns no Subsidiaries other than those Subsidiaries listed on Exhibit "C" attached hereto. Except as disclosed on Exhibit "C" attached hereto, the Borrower owns, directly or indirectly, 100% of the outstanding capital stock of its Subsidiaries. The only persons or entities in which the Borrower owns an equity interest are the Subsidiaries. No Person holds or is entitled to obtain any other equity interest in the Subsidiaries.

     5.11 ERISA. The Borrower and its Subsidiaries have fulfilled their obligations under the minimum funding standards of and are in compliance in all material respects with ERISA and the Code to the extent applicable to them. None of them has incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither the Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under any Plan or Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

     5.12 Compliance with Laws. The Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), non-compliance with which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     5.13 Purpose of the Borrower. The Borrower does not own any "margin security" within the meaning of Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System. None of the proceeds of the loan by the Bank to the Borrower will be used for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any indebtedness that was originally incurred to purchase or carry a margin security or for any other purpose that might constitute this transaction a "purpose credit" within the meaning of Regulation U, as now in effect or as it may hereafter be amended. Neither the Borrower nor any agent acting on its behalf has taken or will take any action that might cause this Agreement or any Loan Document to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be amended.

     5.14 Solvency. After giving effect to the full funding of the loans contemplated herein, the Borrower and each Subsidiary will be solvent. "Solvent" shall mean, when used with respect to any Person, that: (a) such Person does not intend to incur, and does not believe and has no reason to believe that it will incur, debts beyond its ability to pay as they become due; (b) the sum of such Person's assets is greater than all of such Person's liabilities at a fair valuation; (c) such Person has sufficient cash flow to enable it to pay its debts as they become due; and (d) such Person does not have unreasonably small capital to carry on such Person's business as theretofore operated and all businesses in which such Person is about to engage. "Fair valuation" is intended to mean that value that can be obtained if the assets are sold within a reasonable time in arm's-length transactions in an existing and not theoretical market.

     5.15 Federal Acts. Neither the Borrower nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "public utility holding company" within the meaning of the Public Utility Holding Company Act.

     5.16 Affiliate Transactions. Except as set forth on Exhibit "B' hereto, neither the Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions that are less favorable to the Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with one other.

     5.17 Full Disclosure. The statements and information furnished to the Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitment by the Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained herein or therein not misleading. The Bank acknowledges that, as to any projections furnished to the Bank, the Borrower only represents that the same were prepared on the basis of information and estimates that the Borrower believed to be reasonable.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

                                -----------------

     6.01 Events of Default. Each of the following events shall constitute an "Event of Default" hereunder:

           (a) if the Borrower defaults in the payment of any principal, interest or other amount under the Note, either by the terms thereof or otherwise as provided herein and such default continues for a period of ten days thereafter; or

           (b) if the Borrower or any Subsidiary defaults: (i) in any payment of principal of or interest on any other obligation for borrowed money beyond any period of grace provided with respect thereto or (ii) in the performance or observance of any other agreement, term, or condition contained in any agreement under which any such obligation is created if the effect of such default is to cause, or permit the holder or holders of such obligation (or trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity, except for obligations disputed in good faith if the Bank is promptly notified thereof and, if required by GAAP, funded reserves are established; or

           (c) if any statement, representation or warranty made by the Borrower or any Subsidiary herein or in any writing now or hereafter furnished in connection with or pursuant to the Loan Documents or in connection with any audit shall be false in any material respect as of the date made; or if the Borrower or any Subsidiary omits or fails to disclose within 10 days any substantial contingent or liquidated liabilities, or any material adverse change in facts previously disclosed by any statement, representation, certificate or warranty to the Bank; or

           (d) if the Borrower or any Subsidiary defaults in the performance or observance of any covenants contained in Sections 3.04 or 4.11 hereof; or

           (e) (i) if any Event of Default occurs under any Loan Document; or
     (ii) if the Borrower or any Subsidiary defaults in the performance or observance of any other agreement, covenant, term or condition contained herein or in any other Loan Document and such default shall not have been remedied within 30 days after written notice thereof is sent by the Bank to the Borrower except, however, that an Event of Default shall not be deemed to have occurred if the Borrower or the Subsidiary, as the case may be, commences to cure such default within such 30-day period and the Borrower or such Subsidiary, as the case may be, completes such cure within 60 days after such notice; or

           (f) if the Borrower or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as they become due; or

           (g) if any order, judgment or decree is entered under the bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction adjudicating the Borrower or any Subsidiary, bankrupt or insolvent; or

           (h) if the Borrower or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of a trustee, receiver, custodian, liquidator, or similar official, of the Borrower or any Subsidiary or of any substantial part of the assets of the Borrower or any Subsidiary, or commences a voluntary case under the Bankruptcy Code of the United States or any proceedings relating to the Borrower or any Subsidiary, under the bankruptcy, insolvency, or moratorium law of any other jurisdiction, whether now or hereafter in effect; or

           (i) if any such petition or application is filed, or any such proceedings are commenced, against the Borrower or any Subsidiary and if the Borrower or the Subsidiary by any act indicates its approval thereof, consent thereto, or acquiescence therein, or an order is entered in an involuntary case under the Bankruptcy Code of the United States, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator, or similar official, or approving the petition in any proceedings, and such order remains unstayed and in effect for more than 60 days; or

           (j) if any order is entered in any proceedings against the Borrower or any Subsidiary decreeing the dissolution or split-up of the Borrower or any Subsidiary or if the Borrower or any Subsidiary dissolves (or is dissolved) or its existence is terminated; or

           (k) if any judgment or judgments are entered against the Borrower or any Subsidiary, or against the Property of any such Person, in an aggregate amount in excess of $100,000 that remains unvacated, unbonded, unstayed or unsatisfied for a period of 45 days.

     6.02 Default. A "Default" shall be deemed to have occurred hereunder if any event or condition occurs that would constitute an Event of Default hereunder upon the satisfaction of any requirement for notice or passage of time in connection with such event or condition.

     6.03 Remedies. During the continuation of any Default, the Bank shall have no obligation to make advances hereunder of under any other Loan Document. If any Event of Default shall occur, any obligation of the Bank to make advances hereunder or under any Loan Document shall be terminated without notice to the Borrower. If the Bank elects not to extend any further credit hereunder after the occurrence of any Event of Default, the Bank shall notify the Borrower of such election as promptly as practical after the date of such election. However, the Bank's failure to give any such notice shall not impair its rights hereunder, and the Bank's failure to give any such notice on one occasion shall not impair its rights upon the occurrence of any subsequent Event of Default. In addition, if any Event of Default shall occur, the Bank may by notice to the Borrower, effective upon dispatch, declare the entire unpaid principal amount then outstanding under the Loan Documents, all interest accrued and unpaid under the Loan Documents and all other Obligations of the Borrower to the Bank under this Agreement or any of the other Loan Documents to be forthwith due and payable. Thereupon, the then outstanding principal amount under the Loan Documents, all such accrued interest and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and the Bank may immediately enforce payment of all such amounts and exercise any or all of the rights and remedies of the Bank under this Agreement and other Loan Documents, including without limitation the right to resort to any or all collateral securing any obligations under the Loan Documents and exercise any or all of the rights of a secured party pursuant to the Uniform Commercial Code of Florida and other applicable similar statutes in other jurisdictions.

     6.04 Termination of Rights to Advances; Automatic Acceleration. Notwithstanding anything herein to the contrary, (a) the Borrower's right, if any, to obtain any additional advances or credit under the Loan Documents shall automatically terminate upon the initiation against the Borrower or any Subsidiary of any proceeding under the Federal Bankruptcy Code, or upon the occurrence of any Event of Default described in subparagraphs (g), (h), (i),
(j), or (k) of Section 6.01, and (b) all Obligations shall automatically be and become immediately due and payable upon the occurrence of any Event of Default described in subparagraphs (h), (i), or (j) of Section 6.01.

     6.05  Additional Rights of Bank.

           (a) The Borrower acknowledges that its timely and complete compliance with all of the terms and conditions contained in the Loan Documents is a material consideration for the Bank's extension of the credit facilities evidenced by the Loan Documents. In addition to all other rights and remedies that the Bank has upon the occurrence of an Event of Default, the Bank, in its sole discretion, may: (i) waive its rights resulting from such Event of Default; and (ii) charge the Borrower a fee for such waiver, provided that such fee shall not exceed 0.10% of the face amount of the Note.

           (b) The Borrower acknowledges that the Bank's ability to monitor the loans evidenced by the Loan Documents is dependent upon the Borrower's providing all financial statements and other information required in
     Section 3.01 hereof within the time periods set forth in such section. In addition to all other rights and remedies that the Bank has upon the occurrence of an Event of Default, the Bank may by notice to the Borrower assess the Borrower a late fee upon each failure by the Borrower to deliver financial statements or information within the time periods set forth in
     Section 3.01 hereof (whether or not such failure constitutes a Default or an Event of Default hereunder). The amount of such late fee shall not exceed $1000.00. The Borrower shall pay such fee no later than ten days after the Bank has notified the Borrower of such assessment. The Bank may assess the late fee on successive occasions based upon any successive failures to deliver financial statements or financial information within the periods required herein. The Bank's assessment of any such fee, and the Borrower's payment of the same, shall not be deemed to be a waiver of the Borrower's continuing obligation to provide financial statements and other information required hereunder.

                                   ARTICLE VII

                                  MISCELLANEOUS

                                  -------------

     7.01 Expenses. The Borrower agrees to pay, and save the Bank harmless against liability for the payment of, all reasonable out-of-pocket expenses arising in connection with this transaction (including any renewals or modifications relating hereto), including any state documentary stamp taxes or other taxes (including interest and penalties, if any) that may be determined to be payable in connection with the execution and delivery of any Loan Document or any renewal or modification of any Loan Document, and the reasonable fees and expenses of the Bank's counsel. The Borrower acknowledges that it has participated with the Bank in establishing the structure of this transaction and that it has independently determined the amount of documentary stamp and other taxes due in connection herewith. The Borrower has not relied upon representations of the Bank or its counsel in calculating the amount of such taxes, and the Borrower shall be liable for any additional taxes (including interest and penalties) that may be due in connection with this transaction or any renewals hereof. If an Event of Default shall occur, the Borrower shall also pay all of the Bank's costs of collection including reasonable Bank employee travel expenses, court costs and reasonable fees of attorneys and legal assistants (whether incurred in connection with trial or appellate proceedings). If the Borrower fails to pay any such expenses within five (5) Business Days after the Bank makes demand therefore, the Borrower authorizes the Bank to make advances under the Note and to debit its deposit accounts (other than accounts maintained by the Borrower with the Bank solely for payroll purposes and identified to the Bank as such) to pay all expenses.

     7.02 Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by the Borrower in connection herewith shall survive the execution and delivery of the Loan Documents.

     7.03 Successors and Assigns. All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. The Borrower shall not be entitled to assign its rights hereunder. The Bank may, without the Borrower's consent, assign all or part of its rights hereunder or grant participations herein; provided, however, that no participant shall have any rights against the Borrower unless the Bank has failed to exercise its rights hereunder upon the occurrence of a Default or Event of Default. The Bank may disclose to any such assignee or participant (or any prospective assignee or participant) such information concerning the Borrower and its Affiliates as the Bank deems appropriate.

     7.04 Notices. All communications, notices or demands provided for hereunder or under any other Loan Document to which the Borrower is a party shall be sent by first class mail, by courier, by hand or by certified mail as follows or to such other address with respect to any party as such party shall notify the others in writing:

     To the Bank:        Bank of America, N.A.
                         9000 Southside Blvd., Bldg. 100

                           Jacksonville, Florida 32256

                          Attn: Client Credit Services

     To the Borrower:    First Advantage Holding, Inc.
                         805 Executive Center Drive, Suite 300

                          St. Petersburg, Florida 33702

                         Attn: John Lamson, Chief Financial Officer

     with copy to:       First Advantage Corporation

                         1 First American Way

                           Santa Ana, California 92707

                         Attn: Kenneth DeGiorgio, General Counsel

Except as otherwise specifically set forth herein, each such communication, notice or demand shall be deemed given: (i) three days after deposited in the U.S. mail with proper postage affixed if sent by mail; or (ii) when actually delivered to the appropriate address if sent by courier or by hand.

     7.06 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

     7.07 Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provisions hereof.

     7.08 Counterparts. This Agreement may be executed simultaneously in several counterparts. Each counterpart shall be deemed an original.

     7.09 Remedies Cumulative. All rights and remedies of the Bank hereunder are cumulative and in addition to any rights and remedies that the Bank may have under the laws of Florida. The Bank's exercise of any one right or remedy against one party hereto will not deprive the Bank of any right or remedy against that party or any other parties hereto. No right, power or remedy conferred upon or reserved to the Bank under this Agreement or any other of the Loan Documents is exclusive of any other right, power or remedy in any of the Loan Documents, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder or under any other Loan Documents, or now or hereafter existing at law, in equity or by statute.

     7.10 Delay or Omission. No delay or omission of the Bank to exercise any right, power or remedy under any of the Loan Documents or accruing upon any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to waive any such Event of Default or to constitute acquiescence therein. Every right, power and remedy given to the Bank under any of the Loan Documents may be exercised from time to time and as often as may be deemed expedient by the Bank.

     7.11 No Waiver of One Default to Affect Another. No waiver of any Default or Event of Default hereunder shall extend to or affect any subsequent Default or Event of Default or any other Default or Event of Default then existing, or impair any rights, powers or remedies consequent thereon.

     7.12 Changes. No term of any Loan Document may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

     7.13 Severability. If any portion of any Loan Document is declared void by any court as illegal or against public policy, the remainder of the Loan Documents in question shall continue in full effect.

     7.14 Lost or Damaged Note. Upon receipt by the Borrower of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of the Note (the "Lost Note") and of an indemnity agreement reasonably satisfactory to the Borrower, the Borrower will make and deliver to the Bank a new Note of like tenor, date and principal amount in lieu of the Lost Note.

     7.15 Merger. This Agreement supersedes and replaces any commitment letter relating to the Obligations. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of the financing under this Agreement shall in any way affect or impair the obligations, duties, and liabilities of the Borrower or the rights of the Bank relating to any transaction or event occurring prior to such termination. All indemnifications, warranties and representations contained in the Loan Documents shall survive such termination or cancellation.

     7.16 Arbitration. The parties agree to the following arbitration provisions:

           (a) These arbitration provisions govern the resolution of any controversies or claims between the Borrower and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims (collectively, a "Claim") that arise out of or relate to: (i) this Loan Agreement (including any renewals, restatements, extensions or modifications hereof); or (ii) any document related to this Loan Agreement.

           (b) At the request of the Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Arbitration Act"). The Arbitration Act will apply even though this Loan Agreement provides that it is governed by the law of a specified state. Arbitration proceedings will be determined in accordance with the Arbitration Act, the rules and procedures for the arbitration of financial services disputes of JAMS or any successor thereof ("JAMS"), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. The arbitration shall be administered by JAMS and conducted in Hillsborough County, Florida. All Claims shall be determined by one arbitrator. However, if Claims exceed $1,000,000, upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within 90 days of the demand for arbitration and close within 90 days of commencement and the award of the arbitrator or arbitrators, as the case may be, shall be issued within 30 days of the close of the hearing. However, the arbitrator or arbitrators, as the case may be, upon a showing of good cause, may extend the commencement of the hearing for up to an additional 60 days. The arbitrator or arbitrators, as the case may be, shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

           (c) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Loan Agreement.

           (d) These arbitration provisions do not limit the right of the Borrower or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

           (e) By agreeing to binding arbitration, the Borrower and the Bank irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the Borrower's executing, and the Bank's accepting, this Loan Agreement. No provision in this Loan Agreement or in any document related hereto regarding submission to jurisdiction or venue in any court is intended or shall be construed to be in derogation of the provisions of this Loan Agreement or in any such other document for arbitration of any controversy or claim.

     7.17. NOTICE OF FINAL AGREEMENT. THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement on the day and year first above written.

                                        FIRST ADVANTAGE CORPORATION, a Delaware
                                        corporation doing business in Florida as FIRST ADVANTAGE HOLDING, INC.

                                       By:  /s/ John Lamson
                                           -------------------------------------
                                        Print Name:  John Lamson
                                                   -----------------------------
                                      Its:   EVP and CFO
                                            ------------------------------------

                                        BANK OF AMERICA, N.A.


                                       By:  /s/ David Suellau
                                           -------------------------------------
                                        Print Name:  David Suellau
                                                   -----------------------------
                                      Its:   Senior Vice President
                                            ------------------------------------

                                   APPENDIX I

     The following terms when used in the Loan Agreement shall have the following meanings:

     "Affiliate" means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by conduct or otherwise.

     "Bank" is defined in the introductory paragraph of the Loan Agreement.

     "Borrower" is defined in the introductory paragraph of the Loan Agreement.

     "Borrowing Base" is defined in Section 1.03(b) of the Loan Agreement.

     "Business Day" means each day other than a Saturday, a Sunday or any holiday on which commercial banks in Jacksonville, Florida are closed for business.

     "Capital Lease" means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

     "Capital Lease Obligation" means the amount of the liability shown on the balance sheet of any Person in respect of a Capital Lease determined in accordance with GAAP.

     "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

     "Collateral" means all properties, rights, interests and privileges from time to time subject, or intended to be subject, to the Liens granted to the Bank by the Collateral Documents.

     "Collateral Documents" means the Borrower Security Agreement, the Subsidiary Security Agreements, financing statements and other documents as shall from time to time secure the Obligations or any guaranty thereof.

     "Debt" means for any Person (without duplication): (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property or services, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such Property), (d) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (e) all obligations under leases that shall have been or must be, in accordance with GAAP, recorded as Capital Leases with respect to which such Person is liable as lessee, (f) any liability in respect of banker's acceptances or letters of credit, (g) any indebtedness, whether or not assumed, secured by Liens on Property acquired by such Person at the time of acquisition thereof, (h) all indebtedness, whether or not for borrowed money, represented by notes, drafts, bonds, debentures and similar instruments, and (i) all indebtedness referred to in clause (a), (b),
(c), (d), (e), (f), (g) or (h) above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which any of them have otherwise assured a creditor against loss. Debt shall not, however, include trade payables arising in the ordinary course of business that are not more than 90 days past due.

     "Default" is defined in Section 6.02 of the Loan Agreement.

     "Eligible Receivables" is defined in Section 1.02(b) of the Loan Agreement.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

     "Event of Default" means any event or condition identified as such in
Section 6.01 of the Loan Agreement.

     "Funded Debt" is defined in Section 4.11(a) of the Loan Agreement.

     "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

     "Included Subsidiary" means and includes each Subsidiary that has satisfied the following conditions:

           (a) The Subsidiary has granted the Bank a perfected security interest in its accounts receivable, general intangibles and other assets subject only to such prior liens and claims as the Bank, in its discretion, may approve and Permitted Liens; and

           (b) The Subsidiary has executed the following documents in favor of the Bank substantially in the form of such documents executed by the Borrower's Subsidiaries as of the date hereof: (1) Subsidiary Security Agreement; and (2) financing statements (conforming in each case to the requirements of the applicable jurisdictions where such statements will be filed); and

           (c) The Bank has completed a field exam/collateral survey with respect to such Subsidiary, in scope and form acceptable to the Bank.

     "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

     "Line of Credit" is defined in Section 1.01(a) of the Loan Agreement.

     "Loan Agreement" or "this Agreement" shall mean the Loan Agreement to which this Appendix is attached as such agreement may be amended or restated from time to time.

     "Loan Documents" shall mean and include this Agreement (as amended from time to time), the Note, the Borrower Security Agreement, the Subsidiary Security Agreement, all other Collateral Documents and all documents related to the foregoing documents. Loan Documents shall also include all documents executed by any Included Subsidiary on or after the date hereof.

     "Lost Note" is defined in Section 7.14 of the Loan Agreement.

     "Material Adverse Effect" means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, or condition (financial or otherwise) of the Borrower or of the Borrower and the Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower or any Subsidiary to perform its obligations under any Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary of any Loan Document or the rights and remedies of the Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

     "Moody's" means Moody's Investors Service, Inc.

     "Note" is defined in Section 1.01(b) of the Loan Agreement.

     "Obligations" is defined in Section 1.04(a) of the Loan Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

     "Permitted Acquisition" shall mean any acquisition made in accordance with
Section 4.04(b) of the Loan Agreement.

     "Permitted Liens" is defined in Section 4.01 of the Loan Agreement.

     "Permitted Obligations" is defined in Section 4.02(a) of the Loan
Agreement.

     "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

     "Plan" means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by the Borrower or any Subsidiary for employees of any such Person or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

     "Products" is defined in Section 1.03(b) of the Loan Agreement.

     "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

     "Revolving Period" is defined in Section 1.01(d) of the Loan Agreement.

     "Security Agreement" is defined in Section 1.04(a) of the Loan Agreement.

     "Solvent" is defined in Section 5.19 of the Loan Agreement.

     "Subordinated Liabilities" means liabilities subordinated to Borrower's obligations to the Bank pursuant to: (a) a subordination agreement between the Bank and the subordinate lender; or (ii) a subordination agreement between the Borrower and the subordinate lender, under which the Bank is a third party beneficiary with rights to enforce such subordination against the Borrower and the subordinate lender and providing that: (i) upon the occurrence of an Event of Default hereunder, the subordinate lender shall not accept any payments on the subordinate indebtedness; and (ii) upon the occurrence of an Event of Default hereunder, if the subordinated lender receives any payment on the subordinated indebtedness, such payments shall be held in trust for the Bank and shall be delivered to the Bank promptly after receipt of such payment.

     "Subsidiary" means any corporation or other Person more than 50% of the outstanding ordinary voting shares or other equity interests of which is at the time directly or indirectly owned by the Borrower, by one or more of its Subsidiaries, or by the Borrower and one or more of its Subsidiaries. All of the Borrower's Subsidiaries existing as of the date hereof are listed on Exhibit "C" hereto.

     "Subsidiary Security Agreement" is defined in Section 1.04(a) of the Loan Agreement.

     "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.